Exhibit 10.1
SERVICES AGREEMENT

This SERVICES AGREEMENT (the “Agreement”) is made as of August 15, 2024 (the “Effective Date”) between IPG PHOTONICS CORPORATION (“IPG”), a Delaware corporation registered to do business in the Commonwealth of Massachusetts, having a principal business address of 377 Simarano Drive, Marlborough, MA 01752, and the service provider identified in Schedule A to this Agreement (“Provider”).
WHEREAS, IPG desires to obtain the services described in Schedule A from a third party provider.
WHEREAS, Provider is willing to provide these services to IPG, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, IPG and Provider agree as follows:
1.Scope of Services. Provider shall perform for or provide to IPG the services described in Schedule A to this Agreement (the “Services”). Schedule A may be amended from time to time by mutual written agreement of the parties.
2.Fees and Payment Terms. All fees payable by IPG for Services, and the payment terms for such fees, including the vesting of equity shall be in accordance with the terms described in Schedule A, and this Agreement.
3.Standards of Performance.
3.1.Provider shall perform the Services in a professional and workmanlike manner in accordance with all applicable professional standards and any specific requirements, specifications, and project schedules specified in Schedule A.
3.2.Provider will supply all tools and equipment necessary to perform the Services, except as otherwise set forth in Schedule A.
3.3.Provider will keep IPG reasonably advised of the progress of the Services.
3.4.Provider may not hire subcontractors to perform or provide all or a portion of the Services, except as otherwise set forth on Schedule A or with IPG’s written consent.
4.Warranties of Quality.
4.1.Provider represents and warrants the following with respect to the Services:
(a)Upon delivery, Services will comply with the requirements, descriptions, and representations as to the Services (including performance capabilities, completeness, specifications, configurations, and function) as set forth in Schedule A.

(b)The Services will not violate or in any way infringe upon the rights of any third parties, including any trademark, copyright, patent or other intellectual property right.
4.2.In the event the Provider is in breach of any of the representations or warranties set forth in Section 4.1 above, in addition to any other remedies IPG may have under this Agreement, IPG, at its sole option and without incurring any liability, may:
(a)Terminate or cancel this Agreement in its entirety;
(b)Recover any and all actual, incidental and consequential damages to IPG, including but not limited to actual or estimated loss of profits and sales and costs to cover, attorney’s fees and costs;
(c)Require that Provider either re-perform the Services, at no additional charge to IPG, or alternatively, refund to IPG the fees paid for such non-conforming Services; or
(d)Offset any amounts due Provider by any actual or estimated loss incurred by IPG.
5.Additional Representations and Warranties. Provider represents, warrants and covenants to IPG that:
5.1.Provider has the full power and authority to enter into this Agreement and fully perform all of its obligations hereunder without violating the legal or equitable rights of any third party.
5.2.During the term of this Agreement, Provider will comply with all applicable federal, state and local laws and regulations, IPG’s Acceptable Use Policy and IPG’s Code of Business Conduct (available at https://investor.ipgphotonics.com/governance/governance-documents/default.aspx).
5.3.The Provider has all required licenses, permits and inspections to conducts its business and provide the Services.
5.4.Provider has not, and will not, furnish gifts or gratuities of any kind to, or make any payments to, any director, officer, employee, agent or affiliate of IPG.
6.Termination.
6.1.Termination. This Agreement will automatically terminate on the last day of the Term specified in Schedule A, except for such obligations that expressly continue past the last day of the term. IPG may terminate this Agreement at any time prior to the end of the Term only for Cause hereunder which is as defined as any breach by Provider of any representation, warranty or covenant in this Agreement upon thirty (30) days prior written notice to Provider.
6.2.Survival. Upon termination or expiration of this Agreement, all rights and obligations of the parties under this Agreement shall cease except for the obligations and rights of the parties arising under the provisions of Sections 2, 6, 8, and 11.

7.Omitted
8.License Grants. Provider will give, and hereby grants, to IPG a perpetual paid-up sublicensable non-exclusive license under Provider’s patents, trade secrets, trademarks, copyrights, and other proprietary rights which are reasonably required for IPG, its licensees, transferees, successors, and assigns to use, alter, distribute, copy, create derivative works from or otherwise exploit any other intellectual property created or supplied under this Agreement.
9.Omitted.
10.Omitted
11.Miscellaneous.
11.1.Force Majeure. Neither party will have any liability or responsibility for any delay or failure to perform its obligations under this Agreement as a result of circumstances beyond its control, including but not limited to acts of God, the act of a national, federal, state or local government authority, fire, explosions, accidents, vandalism, storm or other natural disaster, national emergencies, riots, terrorism, insurrections, war, strikes or other labor difficulties or any other event beyond such party’s reasonable control.
11.2.Severability. In the event that any provision of this Agreement is for any reason void or unenforceable in any respect, such provision shall be without effect to the extent that it is void or unenforceable without affecting any other provision.
11.3.Independent Contractor: Taxes. The relationship of Provider to IPG hereunder is that of an independent contractor; and this Agreement shall not be construed to create a joint venture, partnership, employee-employer relationship or any other relationship other than that of an independent contractor. Neither Provider nor IPG shall have any authority pursuant to this Agreement to act for or by any other party. The parties agree and intend that all of the personnel assigned by Provider to perform Services hereunder are and shall be employees of Provider. No person assigned by Provider to perform Services for IPG shall be considered in any respect to be an employee of IPG for any purpose. As an independent contractor to IPG, Provider shall have and retain all ultimate control of the recruitment, hiring, evaluating, replacing, disciplining and firing of its personnel who may be assigned from time to time to perform Services hereunder; providing, however, that IPG shall have the right: to make specific requests with regard to the personnel provided by Provider hereunder, to transmit to Provider evaluations on the work performed by Provider’s personnel, to request termination of the assignment of any particular Provider personnel to IPG at any time, to require compliance by all Provider personnel with all general workplace procedures (including without limitation workplace safety procedures, prevention of unlawful discrimination, sexual harassment, violent or other improper behavior toward other personnel in the workplace) and to generally maintain overall control of activity at IPG’s facilities. Provider acknowledges that its personnel have no right to participate in any IPG benefit programs or receive any IPG benefits. Provider shall have the sole and exclusive responsibility of the payment of all federal, state and local income taxes, for all workers’ compensation, employment and disability insurance and for social security and other similar taxes with respect to any compensation provided by IPG hereunder. Provider shall assume and accept all responsibilities which are imposed on independent contractors by any federal, state and local law, statute, regulation, rule, ordinance or otherwise.

11.4.Notices. All notices, requests, or other communications under this Agreement will be in writing and will be deemed to have been duly given if delivered personally, sent by email with confirmation of receipt, or mailed by certified mail, return receipt requested with postage prepaid, or by reliable overnight delivery service at the addresses specified in the first paragraph of this Agreement and in Schedule A, or if addressed to such other address as may be furnished in writing by either party.
11.5.Assignment. Neither party may assign or transfer any rights or delegate any obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other party; provided, however, that IPG will have the right to assign this Agreement to any successor in interest by way of merger, consolidation, or sale of all or substantially all of its assets. This Agreement will be binding upon and will inure to the benefit of the successors and permitted assigns of each party.
11.6.Entire Agreement. This Agreement, including Schedule A attached to this Agreement, and the NDA Agreement (as defined in Schedule A) constitute the entire agreement between the parties regarding the subject matter hereof. This Agreement cancels and supersedes any and all prior proposals (oral or written), understandings, representations, conditions, warranties, covenants, and other communications between the parties which relate to the subject matter of this Agreement or the NDA Agreement. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound.
11.7.Amendments. This Agreement may not be modified, amended, changed, altered, or supplemented except by a written agreement executed by authorized personnel of both parties.
11.8.Waiver. The failure of either party to give notice of default or to enforce compliance with any of the terms or conditions of this Agreement, the waiver of any term or condition of this Agreement, or the granting of an extension of time for performance, shall not constitute a permanent waiver of any term or condition of this Agreement, and this Agreement and each of its provisions shall remain at all times in full force and effect until modified by authorized personnel of both parties in writing.
11.9.Governing Law. This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles.
11.10.Jurisdiction. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Boston, Massachusetts before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking temporary or permanent equitable relief (including but not limited to temporary restraining orders or preliminary injunctions) as necessary to avoid or limit irreparable harm before the commencement of arbitration or appointment of an arbitrator, or provisional remedies in aid of arbitration from a court of appropriate jurisdiction. In any action seeking equitable relief or provisional remedies in aid of arbitration, the parties hereby irrevocably and unconditionally submit to the federal and state courts located in the Commonwealth of Massachusetts and all courts competent to hear appeals therefrom.

The parties have executed and delivered this Agreement under seal as of the date first written above.

IPG PHOTONICS CORPORATION By: /s/ Mark Gitin Name: Mark Gitin, Ph.D. Title: Chief Executive Officer	PROVIDER: DR. ALEXANDER OVTCHINNIKOV By: /s/ Alexander Ovtchinnikov Name: Alexander Ovtchinnikov, Ph.D.

SCHEDULE A TO SERVICES AGREEMENT

1.Name of Provider: Dr. Alexander Ovtchinnikov

2.Provider Principal Business Address:

Provider Contact Name: Dr. Alexander Ovtchinnikov
Provider Phone Number: (508) 864-6326

3.Type of Entity:

4.Principal Owner/Stockholder of the Provider: N/A
5.State of Incorporation or Formation: N/A
6.Period During which Services are to be Provided:
September 15, 2024 to March 31, 2025 (the “Term”)
7.Fees and Payment Terms:
a.Monthly consulting fee of $17,000 from September 15, 2024 through March 31, 2025. Fees shall be paid not later than the last day of the end of the calendar month.
b.If you continue to provide “Service” (as such term is defined under the IPG Photonics Corporation 2006 Incentive Compensation Plan effective February 28, 2006, as amended (the “Plan”)), to Provider to the end of the Term, Provider’s outstanding equity which vests according to its terms on March 1, 2025 shall be distributed to Provider under the terms of the applicable equity agreements for equity Provider has with IPG and the Plan. Nothing in this Agreement shall be interpreted to accelerate equity awards vesting subsequent to such March 1, 2025 or waive the performance conditions or other terms contained in the equity awards vesting on March 1, 2025 or the Plan.
c.IPG shall pay the employer portion of the cost of monthly COBRA medical and dental benefits to Provider for an 18-month period for him and his wife commencing on September 16, 2024.

8.Additional Terms:

a.The Confidentiality, Non-Competition and Confirmatory Assignment Agreement executed by you on October 1, 2013, as amended (the “NDA Agreement”), shall continue to bind and apply to Provider during the Term as if he were an “Employee” under the NDA Agreement.
b.Section 2 of the NDA Agreement is hereby amended as follows: The one-year Non- Competition Period as defined in the NDA Agreement and the eighteen-month non-solicitation period in Section 2(b) of the NDA Agreement shall commence on March 15, 2025.
c.IPG shall provide Provider use of a laptop and cell phone during the Term to facilitate the provision of Services.
9.Detailed Description of Services: Provider shall be available for up to eight hours per week during the Term and normal business hours to answer questions and to support the operations and functions previously managed at IPG by Provider and help to enable the smooth transition of management of such functions to persons selected by IPG and communicated to Provider.